EXHIBIT 99.1

          135 East Maumee Street                Adrian, Michigan 49221              pavilionbancorp.com

MEDIA RELEASE

For Immediate Release — December 21, 2007

Contact:	Douglas L. Kapnick, Chairman of the Board Mark Wolfe, Chief Financial Officer Tel: (517) 265-5144 mwolfe@bankoflenawee.com

Pavilion Bancorp Announces Fourth Quarter Cash Dividend

ADRIAN, MI: The Board of Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced a cash dividend of $0.26 per share on the common stock payable January 31, 2008 to shareholders of record on January 17, 2008.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Investor relations information is available at pavilionbancorp.com.